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                                                                     Exhibit 5.1


                                             HG/cm/101380.3
                                             Direct Telephone:  +441 298 3218
                                             Direct Fax:  +441 298 3353
                                             Direct e-mail:  hgillespie@ask.bm



                                             3 May 1999


CoreComm Limited
110 East 59th Street
New York
New York 10022
USA

Dear Sirs

CORECOMM LIMITED (THE "COMPANY")


We have been instructed by the Company to address this opinion to you in connection with common shares (the "Common Shares") of the Company to be issued to the shareholders of Megsinet, Inc. ("Megsinet") in connection with the merger (the "Merger") of Megsinet with CoreComm Acquisition Sub, Inc., a wholly owned subsidiary of the Company ("Merger Subsidiary") pursuant to the Agreement and Plan of Merger dated as of 17 February 1999 among the Company, Megsinet and Merger Subsidiary as amended as of 3 May 1999 (the "Merger Agreement"). We understand that following the Merger and pursuant to the laws by which the Merger is governed, Megsinet will continue as the surviving corporation (the "Surviving Corporation"), and the certificate of incorporation and the By-laws of Merger Subsidiary will become the certificate of incorporation and By-laws of the Surviving Corporation.


Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Merger Agreement.

For the purposes of this opinion we have examined and relied upon the following documents:

DOCUMENTS

(a) a copy of the Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission as part of Form S-4 Registration Statement (Registration No. 333-74801) as delivered to us on 23 April 1999 (the "Proxy Statement/Prospectus");

(b) the copy of the Merger Agreement attached as an exhibit to the Proxy Statement/Prospectus;
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CoreComm Limited                        - 2 -                      3 May 1999


(c) a copy of the Minutes of the Meeting of the Board of Directors of the Company held on 12 February 1999 (the "Resolutions");

(d) the entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search done on 22 April 1999;

(e) the entries and filings shown in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search done on 22 April 1999 in respect of the Company;

         the searches referred to in items (d) and (e) above are together referred to as the "Searches";

(f) certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws of the Company (collectively referred to as the "Constitutional Documents"); and

(g) a copy of the permission dated 22 April 1999 given by the Bermuda Monetary Authority under the Exchange Control Act (1972) and related regulations for the issue of Common Shares in the capital of the Company.

ASSUMPTIONS

In stating our opinion we have assumed:-

(a) the authenticity, accuracy and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, notarised or photostatic copies;

(b)      the genuineness of all signatures on the documents;

(c) the authority, capacity and power of each of the persons signing the documents which we have reviewed and the due execution by the Company of the Merger Agreement;

(d) that any factual statements made in any of the documents are true, accurate and complete;

(e) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the execution or delivery of the Merger Agreement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Merger Agreement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the
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CoreComm Limited                        - 3 -                      3 May 1999

         parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(f) that the records which were the subject of the Searches were complete and accurate at the time they were made and disclosed all information which is material for the purposes of this opinion and such information has not since such date been materially altered;

(g) that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part and accurately record the resolutions passed by the Board of Directors of the Company in a meeting which was duly convened and at which a duly constituted quorum was present and voting throughout;

(h) that each Director of the Company, when the Board of Directors of the Company passed the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(i) that the Company has entered into its obligations under the Merger Agreement in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Merger Agreement would benefit the Company;

(j) that the Merger Agreement will effect, and will constitute legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their terms, under the laws of the State of New York by which it is expressed to be governed; and

(k) that when filed the Proxy Statement/Prospectus will not differ in any material respect from the draft which we have examined for the purpose of this opinion.


OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:-

(1) The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company is in good standing under the laws of Bermuda.

(2) All necessary corporate action required to be taken by the Company in connection with the issue by the Company of the Common Shares pursuant to Bermuda law has been taken by or on behalf of the Company, and all necessary approvals of Governmental authorities in Bermuda have been duly obtained for the issue by the Company of the Common Shares.
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CoreComm Limited                        - 4 -                      3 May 1999

(3) When the Common Shares have been duly issued and paid for pursuant to and in accordance with the terms and conditions referred to or summarised in the Resolutions, the Merger Agreement and in the Proxy Statement/Prospectus, and upon completion of the transactions provided for in the Merger Agreement, the Common Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

(4) There are no taxes, duties or other charges payable to or chargeable by the Government of Bermuda, or any authority or agency thereof in respect of the issue of the Common Shares.

RESERVATIONS

We have the following reservations:-

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b) In paragraph (1) above, the term "good standing" means that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of such shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

DISCLOSURE

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein.

We hereby consent to the inclusion of the opinion as an exhibit to the Registration Statement and the references to our firm in the Proxy Statement/Prospectus.
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CoreComm Limited                        - 5 -                      3 May 1999

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully